Exhibit 16.1

April 25, 2025

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N. W.
Washington, DC 20549

Re: USA Rare Earth, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K filed with the U.S. Securities and Exchange Commission on April 25, 2025 of USA Rare Earth, Inc., formerly known as Inflection Point Acquisition Corp. II (the “Company”) and agree with the statements relating only to UHY LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ UHY LLP